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                                                               EXHIBIT (a)(1)(G)


NEWS                                            RE:   SCHUFF INTERNATIONAL, INC.
BULLETIN
                                                          1841 WEST BUCHANAN ST.
                                                               PHOENIX, AZ 85007
                                                                  (602) 252-7787
                                                                  www.schuff.com
FROM: [THE BERLIN GROUP, INC. LOGO]                            TRADED: AMEX: SHF
--------------------------------------------------------------------------------

THE BERLIN GROUP, INC.

INVESTOR RELATIONS COUNSEL


FOR FURTHER INFORMATION:
      AT THE COMPANY:                              AT THE BERLIN GROUP:
      MICHAEL R. HILL                              LAWRENCE DELANEY JR.
      VICE PRESIDENT/CFO                           714-734-5000
      (602) 417-8865

         SCHUFF INTERNATIONAL, INC. ANNOUNCES MANAGEMENT'S AND MAJORITY
                 STOCKHOLDERS' INTENT TO COMMENCE TENDER OFFER

PHOENIX, ARIZ., APRIL, 29, 2004 - SCHUFF INTERNATIONAL, INC. (AMEX: SHF) today announced that its board of directors has been advised that David A. Schuff, Chairman of the Board, and Scott A. Schuff, President and Chief Executive Officer of Schuff International, Inc. intend to commence a tender offer to purchase all of the outstanding common stock of Schuff International, Inc. Under the proposal, Messrs. David and Scott Schuff and their affiliates would acquire all outstanding shares of common stock of Schuff International, Inc. not already owned by them for $2.17 per share payable in cash, at a price that represents an approximate 11% premium over the closing price of Schuff International's common stock on AMEX on Tuesday, April 27, 2004, and represents an approximate 26% premium over the closing price on April 26, 2004. Messrs. David and Scott Schuff and their affiliates currently own approximately 71% of the outstanding shares of Schuff International.

A special committee of the company's Board of Directors comprised of independent directors has been formed to evaluate the proposal. No assurance can be given as to whether any transaction will occur or as to the timing or terms of any transaction.

Schuff International is a fully integrated fabricator and erector of structural steel and heavy steel plate. Schuff International fabricates and erects structural steel for commercial and industrial construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines, and power plants. Schuff International also manufactures short- and long-span joists, trusses, and girders as well as specializes in the fabrication and erection of large-diameter water pipe, water storage tanks, pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators, and a variety of customized projects.

The proposed offer may be completed only in accordance with applicable state and federal laws including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. A tender offer for the outstanding shares of Schuff International, Inc. common stock has not yet commenced. If a tender offer commences, each security holder of Schuff International, Inc. should read the tender offer statement when it becomes available because it will contain important information about the tender offer. Once a filing is made, security holders of Schuff International, Inc. can obtain the tender offer statement and other documents that are filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission's web site at http://www.sec.gov.


                                    - MORE -
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This press release and statements made by Schuff International, Inc. in reports to its stockholders and public filings, as well as oral public statements by Schuff International, Inc. representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks and uncertainties disclosed in Schuff International's periodic reports filed from time-to-time with the Securities and Exchange Commission, including Schuff International's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.


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